Exhibit 16.1

November 20, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Galaxy Enterprises Inc statements included under Item 4.01 of its Form 8-K dated November 1, 2024. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on October 24, 2024. We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Olayinka Oyebola

Olayinka Oyebola & Co

Lagos, Nigeria